Exhibit 99.1

Polo Ralph Lauren Reports Third Quarter Fiscal 2008 Results

•	Third Quarter FY 2008 Net Revenues Increased 11% to $1.27 billion
•	Third Quarter Diluted EPS was $1.08
•	The Company provides preliminary Fiscal 2009 guidance

New York (February 6, 2008) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $113 million, or $1.08 per diluted share, for the third quarter of Fiscal 2008, compared to net income of $111 million, or $1.03 per diluted share, for the third quarter of Fiscal 2007. The reported results include the net dilutive impact associated with recent acquisitions, including non-cash amortization of $16 million, as well as a lower effective tax rate. The lower effective tax rate for the quarter was primarily due to the resolution of discrete tax items that occurred within the quarter.

Net income for the first nine months of Fiscal 2008 declined 3% to $316 million, compared to $328 million in the comparable period last fiscal year. Net income per diluted share decreased 2% to $2.99 per share from $3.04 per share in the first nine months last year. These results also reflect the net dilutive impact related to the recent acquisitions, including non-cash amortization of $45 million, as well as a lower effective tax rate.

“Our Company offers the highest quality, aspirational merchandise across the entire consumer spectrum, from the pinnacle of luxury with Ralph Lauren Collection and Purple Label to the American Living brand in our Global Brand Concepts group. The diversity of our brand portfolio, the strength of our lifestyle positioning, the talent of our creative and managerial teams and our increasingly global reach are enviable assets that position us well for long-term growth,” said Ralph Lauren, Chairman and Chief Executive Officer. “We believe this provides us with a competitive advantage as we navigate through volatile times, allowing us to maintain the strategic focus that has served us so well over the last forty years,” Mr. Lauren added.

“We delivered strong third quarter and year-to-date results. Even in the context of macroeconomic uncertainty, our strategies remain intact,” said Roger Farah, President and Chief Operating Officer. “In the past few years we have made significant long-term investments in our international business with the expansion of Europe, product categories such as Lauren and Childrenswear, and channel expansion with our own Retail stores and eCommerce, as well as infrastructure investments to develop a world-class supply chain. Our more recent efforts include the repositioning of Japan and the development of accessories. While the recent decline in consumer spending presents near-term challenges, we continue to invest in our strategic initiatives as we believe they are long-term drivers of shareholder value.”

Third Quarter and Nine Months Fiscal 2008 Income Statement Review

Net Revenues. Net revenues for the third quarter increased 11% to $1.27 billion, compared to $1.14 billion for the comparable period last year. Excluding the impact of recent non-comp acquisitions (Impact 21 Co., Ltd. (“Impact 21”), a former Japanese sub-licensee and the remaining interest in Polo Ralph Lauren Japan Corporation as well as New Campaign, Inc. (“New Campaign”), the Company’s former small leathergoods licensee in the U.S.), third quarter net revenues increased 6%.

Net revenues for the first nine months grew 11% to $3.64 billion from $3.26 billion in the comparable period of Fiscal 2007. Excluding the effect of recent acquisitions, net revenues for the first nine months of the fiscal year increased by 7%.

•

Wholesale Sales. Wholesale sales increased 17% to $627 million, compared to $536 million in the third quarter last year. Excluding the effect of the newly acquired Impact 21 and New Campaign, wholesale sales were up 5%. The underlying increase in wholesale sales is primarily attributable to shipments of American Living merchandise to support the February 2008 launch at JCPenney, as well as sustained growth in our European businesses, menswear products worldwide and Chaps, and was partially offset by weaker domestic childrenswear sales.

For the first nine months of the fiscal year, wholesale sales increased 17% to $1.97 billion from $1.69 billion in the comparable period of Fiscal 2007. Excluding the effect of recent acquisitions, wholesale sales were up 6%, primarily driven by Europe, menswear and Chaps. Shipments to support the American Living launch as discussed above also contributed to wholesale sales growth for the year-to-date period.

Retail sales in the first nine months were up 8% to $1.51 billion compared to $1.40 billion in the same period last fiscal year, reflecting strong comparable store sales. Total comparable store sales for the first nine months of Fiscal 2008 were up 6.4%, comprised of a 7.2% increase at Ralph Lauren stores, 6.4% at factory stores and 4.1% at Club Monaco stores. RalphLauren.com sales grew 24% over the comparable nine month period last year.

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Licensing. Licensing royalties decreased 19% to $55 million compared to $68 million for the comparable period last year. Excluding the effect of recent acquisitions, licensing revenue declined 5%, primarily due to the receipt of a one-time accelerated payment to exit a licensing arrangement that was reflected in licensing revenues in the third quarter of Fiscal 2007 and which offset the impact of higher eyewear, fragrance and Chaps royalties this year.

Licensing royalties in the first nine months of Fiscal 2008 were down 14% to $154 million compared to $180 million in the comparable period last year. Excluding the impact of recent acquisitions, licensing revenue increased 2%, as higher eyewear, fragrance and Chaps royalties offset the impact related to last year’s receipt of a one-time accelerated payment to exit a licensing arrangement as discussed above.

Gross Profit. Gross profit for the third quarter increased 10% to $677 million, compared to $614 million in the third quarter of Fiscal 2007. On a reported basis, the gross profit rate declined 40 basis points to 53.3%, compared to 53.7% during the same period last year, due to the effect of recent acquisitions. Excluding the effect of recent acquisitions, the gross profit rate was 20 basis points higher than the comparable period last year, as the benefit of higher European sales offset increased promotional activity in certain of our domestic businesses.

Gross profit for the first nine months of Fiscal 2008 increased 10% to $1.96 billion compared to $1.78 billion in the comparable period last year. Gross profit rate for the first nine months of Fiscal 2008 was 54.0%, 50 basis points below the prior year, primarily due to the effect of recent acquisitions. Excluding the effect of recent acquisitions, gross profit as a percentage of net revenues for the first nine months of Fiscal 2008 increased 50 basis points from the comparable period last year, primarily due to higher European sales and partially offset by increased promotional activity in certain of our domestic businesses.

Operating Expenses. Operating expenses increased 18% in the third quarter to $506 million, compared to $430 million in the third quarter of Fiscal 2007. On a reported basis, expenses as a percent of revenues were 39.8%, 220 basis points higher than last year, as a result of the non-cash effect of purchase accounting, operating expenses at newly acquired businesses and higher stock-based compensation costs.

Operating expenses in the first nine months of Fiscal 2008 increased 17% to $1.45 billion from $1.25 billion in the year-earlier period. On a reported basis, the operating expense margin was 40.0%, 180 basis points higher than the first nine months of Fiscal 2007, as a result of the non-cash effect of purchase accounting, operating expenses at newly acquired businesses and higher stock-based compensation costs.

Operating Income. Operating income for the third quarter declined 7% to $171 million, compared to $184 million for the third quarter last year. Approximately $16 million of the decline in operating income reflects higher non-cash amortization of intangible assets and inventory related to purchase accounting for the recent acquisitions. On a reported basis, the operating margin was 13.4%, compared to 16.1% in the third quarter last year. The 270 basis point decrease in the operating margin was primarily due to the effect of purchase accounting related to the recent acquisitions, investment in business expansion and higher stock-based compensation costs.

For the first nine months of Fiscal 2008, operating income declined 4% to $509 million compared to $533 million in the first nine months of Fiscal 2007. Higher non-cash amortization of intangible assets and inventory related to purchase accounting for the recent acquisitions reduced reported operating income by $45 million for the first nine months of Fiscal 2008. Operating margin decreased 230 basis points to 14.0% for the first nine months of Fiscal 2008 from 16.3% last year, primarily due to the effect of purchase accounting related to the recent acquisitions, an increase in Selling, General and Administrative (“SG&A”) expenses due to business expansion and higher stock-based compensation costs.

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Wholesale Operating Income. Wholesale operating income increased 14% in the third quarter to $104 million, compared to $91 million last year. The wholesale operating margin was 16.6% in the third quarter, 50 basis points below last year, primarily as a result of incremental SG&A expenses to support new product lines and the non-cash effect of purchase accounting related to the acquisitions that more than offset higher sales. Excluding the full impact of recent acquisitions, the wholesale operating margin would have expanded 70 basis points to 17.8%, primarily due to shipments of American Living and strong European sales.

Wholesale operating income increased 14% in the first nine months to $388 million, compared to $339 million in the comparable period last year. Wholesale operating margin for the first nine months of Fiscal 2008 was 19.7%, 40 basis points below the 20.1% reported for the first nine months last year. Excluding the full impact of recent acquisitions, wholesale operating income would have grown 10% to $373 million and the wholesale operating margin would have expanded 80 basis points to 20.9%.

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Retail Operating Income. Retail operating income was $94 million compared to $95 million in the third quarter last year, and retail operating margin was 16.0% in the third quarter compared to 17.6% in the prior year period. The declines in retail operating income and margin rate primarily reflect increased occupancy costs associated with future store openings, increased markdown activity during the quarter compared to last year, as well as a modest amount of purchase price amortization associated with the recent acquisitions.

Retail operating income declined 7% in the first nine months of Fiscal 2008 to $210 million compared to $226 million in the year-earlier period, and the retail operating margin was 13.9%, 230 basis points below the 16.2% achieved in the first nine months of Fiscal 2007. The year-over-year declines primarily reflect the non-cash effect of purchase accounting associated with our acquisition of the remaining interest in Ralph Lauren Media we did not already own, increased occupancy costs associated with future store openings, as well as higher markdown activity. Excluding the impact of the Ralph Lauren Media acquisition, retail operating income declined 3% and the retail operating margin was down 160 basis points on a year-over-year basis in the first nine months of Fiscal 2008.

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Licensing Operating Income. Licensing operating income decreased 39% to $26 million compared to $42 million in the third quarter of last year. The decline in licensing operating income was due to the effect of acquisitions, primarily relating to the Impact 21 acquisition (which is now consolidated as part of the wholesale segment), and to the receipt of a one-time accelerated payment to exit a licensing arrangement that was reflected in licensing operating income in the third quarter of Fiscal 2007. Third quarter licensing operating income benefited from growth in eyewear, fragrance and Chaps sales. Excluding the impact of recent acquisitions, licensing operating income contracted 3% compared to the year-earlier period.

Licensing operating income for the first nine months of Fiscal 2008 declined 34% to $70 million compared to $106 million in the year-earlier period. Excluding the impact of recent acquisitions and even with the receipt of a one-time accelerated payment to exit a licensing arrangement in the comparable period last year, licensing operating income increased 6% in the first nine months of Fiscal 2008.

Net Income and Diluted EPS. Net income for the third quarter of Fiscal 2008 increased 2% to $113 million, compared to $111 million last year. Net income per diluted share increased 5% to $1.08 per share from $1.03 last year. The growth in net income and diluted EPS results principally relates to an effective tax rate of 31.1% in the third quarter of Fiscal 2008 compared to a 38.9% rate in the comparable period last year, which more than offset the decline in operating income as discussed above. The lower effective tax rate for the quarter was primarily due to the resolution of discrete tax items that were partially offset by the higher tax expense associated with the adoption of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”).

Net income for the first nine months of Fiscal 2008 declined 3% to $316 million, compared to $328 million last year. Net income per diluted share decreased 2% to $2.99 per share from $3.04 last year. The decline in net income and diluted EPS results principally relates to the lower operating income as discussed above, including non-cash amortization related to purchase accounting for the recent acquisitions, which was partially mitigated by a lower tax rate of 36.6%, 70 basis points below than the prior year, as discussed above.

Third Quarter Fiscal 2008 Balance Sheet Review

The third quarter ended with $804 million in cash, or $186 million in cash net of debt (“net cash”), compared to $564 million in cash and $165 million of net cash at the end of Fiscal 2007. The third quarter ended with inventory up 20% to $581 million from $484 million in the third quarter of last year, including inventory associated with the recent acquisitions, as well as inventory received to support the American Living launch in February 2008.

The Company did not repurchase any shares of class A common stock during the third quarter and has approximately $298 million remaining under its share repurchase program. The Company had $59 million in capital expenditures in the third quarter, compared to $40 million in the prior year period.

Global Retail Store Network

During the quarter, the Company opened seven directly operated stores and did not close any directly operated stores. Over the last twelve months, the Company has opened 29 directly operated stores and closed 19 directly operated stores.

At the end of the third quarter, the Company operated 309 stores with a total of approximately 2.4 million square feet compared to 299 stores with approximately 2.3 million square feet in the prior year. The current retail group consists of 79 Ralph Lauren stores, 65 Club Monaco stores, 155 Polo factory stores and 10 Rugby stores. In addition, at the end of the third quarter, international licensing partners operated 91 Ralph Lauren stores and 46 Club Monaco stores and dedicated shops.

Fiscal 2008 Full Year Outlook

The Company now expects revenues for Fiscal 2008 to increase by a low double digit percentage, operating margins to decline by approximately 250 basis points and Fiscal 2008 diluted earnings per share to be at the lower end of the range of $3.64 to $3.74 compared to a prior expectation of $3.50 to $3.60. The higher earnings per share guidance is entirely a function of the impact of the third quarter’s discrete tax items on the full year’s lower effective tax rate. The full year diluted earnings per share guidance includes both the full impact of the recent acquisitions as well as the adoption of FIN 48, as previously discussed.

Initial Fiscal 2009 Full Year Outlook

The Company currently expects consolidated revenues for Fiscal 2009 to increase by a low-to-mid single digit percentage. The full year tax rate is estimated at 38% and the weighted average diluted shares outstanding are expected to be approximately 106 million for the full fiscal year. The Company’s preliminary estimate for diluted earnings per share for Fiscal 2009 is $3.95-$4.05.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 6, 2008, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-4911. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Third Quarter Fiscal Year 2008 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com . A telephone replay of the call will be available from 11:00 A.M. Eastern, Wednesday, February 6, 2008 through 11:00 P.M.

Eastern, Thursday, February 14, 2008 by dialing (888) 203-1112 and entering passcode 6271841.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com .

FORWARD LOOKING STATEMENTS

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” concerning current expectations about the Company’s future results and condition, including revenues, store openings, margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company’s dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company’s dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company’s ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Polo Ralph Lauren Investor Relations:

James Hurley, 212-813-7862

james.hurley@poloralphlauren.com

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 29,	March 31,
	2007	2007

ASSETS
Current assets:
Cash and cash equivalents	$ 804.4	$ 563.9
Short-term investments	20.0	-
Accounts receivable, net of allowances	354.5	467.5
Inventories	581.2	526.9
Deferred tax assets	57.5	44.4
Prepaid expenses and other	108.1	83.2

Total current assets	1,925.7	1,685.9

Property and equipment, net	677.3	629.8
Deferred tax assets	135.1	56.9
Goodwill	951.8	790.5
Intangible assets, net	357.5	297.7
Other assets	297.3	297.2

Total assets	$ 4,344.7	$ 3,758.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 230.4	$ 174.7
Income tax payable	6.7	74.6
Accrued expenses and other	493.0	391.0
Current maturities of debt	179.8	-

Total current liabilities	909.9	640.3

Long-term debt	438.5	398.8
Non-current tax liabilities	168.3	-
Other non-current liabilities	427.9	384.0

Total liabilities	1,944.6	1,423.1

Stockholders' equity:
Common stock	1.1	1.1
Additional paid-in-capital	990.6	872.5
Retained earnings	1,980.8	1,742.3
Treasury stock, Class A, at cost	(662.5)	(321.5)
Accumulated other comprehensive income	90.1	40.5

Total stockholders' equity	2,400.1	2,334.9

Total liabilities and stockholders' equity	$ 4,344.7	$ 3,758.0

POLO RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2007	2006

Wholesale Net Sales	$ 626.7	$ 535.8
Retail Net Sales	588.5	540.4

Net Sales	1,215.2	1,076.2

Licensing Revenue	54.6	67.5

Net Revenues	1,269.8	1,143.7

Cost of Goods Sold (a)	(593.3)	(529.7)

Gross Profit	676.5	614.0

Selling, General & Administrative Expenses (a)	(492.2)	(426.8)
Amortization of Intangible Assets	(13.6)	(3.0)
Restructuring Charges	-	-
Total SG&A Expenses	(505.8)	(429.8)

Operating Income	170.7	184.2

Foreign Currency Gains (Losses)	(2.2)	(1.3)

Interest Expense	(6.8)	(7.1)

Interest and Other Income, Net	2.5	6.9

Equity in Income (Loss) of Equity-Method Investees	(0.6)	1.4

Minority Interest Expense	(0.1)	(3.3)

Income Before Provision for Income Taxes	163.5	180.8

Provision for Income Taxes	(50.8)	(70.3)

Net Income	$ 112.7	$ 110.5

Net Income Per Share - Basic	$ 1.11	$ 1.06

Net Income Per Share - Diluted	$ 1.08	$ 1.03

Weighted Average Shares Outstanding - Basic	101.6	104.2

Weighted Average Shares Outstanding - Diluted	104.3	107.6

Dividends declared per share	$ 0.05	$ 0.05

(a) Includes total depreciation expense of:	$ (39.4)	$ (29.8)

POLO RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 29,	December 30,
	2007	2006

Wholesale Net Sales	$ 1,972.5	$ 1,687.0
Retail Net Sales	1,512.5	1,397.0

Net Sales	3,485.0	3,084.0

Licensing Revenue	154.2	180.1

Net Revenues	3,639.2	3,264.1

Cost of Goods Sold (a)	(1,675.4)	(1,486.0)

Gross Profit	1,963.8	1,778.1

Selling, General & Administrative Expenses (a)	(1,418.9)	(1,229.2)
Amortization of Intangible Assets	(35.7)	(12.4)
Restructuring Charges	-	(4.0)
Total SG&A Expenses	(1,454.6)	(1,245.6)

Operating Income	509.2	532.5

Foreign Currency Gains (Losses)	(4.3)	(1.2)

Interest Expense	(18.9)	(16.0)

Interest and Other Income, Net	16.2	15.4

Equity in Income (Loss) of Equity-Method Investees	(1.2)	3.1

Minority Interest Expense	(2.1)	(10.9)

Income Before Provision for Income Taxes	498.9	522.9

Provision for Income Taxes	(182.6)	(195.2)

Net Income	$ 316.3	$ 327.7

Net Income Per Share - Basic	$ 3.08	$ 3.13

Net Income Per Share - Diluted	$ 2.99	$ 3.04

Weighted Average Shares Outstanding - Basic	102.7	104.6

Weighted Average Shares Outstanding - Diluted	105.7	107.7

Dividends declared per share	$ 0.15	$ 0.15

(a) Includes total depreciation expense of:	$ (111.9)	$ (91.8)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended December 29, 2007 and December 30, 2006 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Net revenues:
Wholesale	$ 626.7	$ 535.8	$ 1,972.5	$ 1,687.0
Retail	588.5	540.4	1,512.5	1,397.0
Licensing	54.6	67.5	154.2	180.1
Total Net Revenue	$ 1,269.8	$ 1,143.7	$ 3,639.2	$ 3,264.1

Operating Income (Loss):
Wholesale	$ 104.3	$ 91.4	$ 387.7	$ 339.0
Retail	94.4	94.9	210.3	226.3
Licensing	25.5	41.9	70.1	105.8
	224.2	228.2	668.1	671.1
Less:
Unallocated Corporate Expenses	(53.5)	(44.0)	(158.9)	(134.6)
Unallocated Restructuring Charges	-	-	-	(4.0)
Total Operating Income	$ 70.7	$ 184.2	$ 509.2	$ 532.5